Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 11, 2004 relating to the financial statements and financial statement schedules of Philadelphia Consolidated Holding Corp. and Subsidiaries, which appear in Philadelphia Consolidated Holding Corp.’s Annual Report on Form 10-K for the year ended December 31, 2003.

PricewaterhouseCoopers LLP
May 11, 2004